10f-3 REPORT

SMITH BARNEY INCOME FUNDS
SMITH BARNEY DIVERSIFIED STRATEGIC INCOME FUND

May 1, 2004 through July 31,2004

	          Trade				                                % of
Issuer	          Date	  Selling Dealer	     Amount	 Price         Issue (1)

Iasis Healthcare 6/10/04 Bank of America Securities $2,075,000	$100.000	7.37	A







(1)  Represents purchases by all affiliated funds and discretionary accounts;

     may not exceed 25% of the principal amount of the offering.

A-Includes purchases of $32,925,000 by other affiliated mutual funds and discretionary accounts.